Exhibit 10.4

ETHOS TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Ethos Technologies, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for their Board service upon and following the effective date of the registration statement in connection with the initial public offering of the Company’s common stock (the “Effective Date”). An Eligible Director may decline all or any portion of their compensation by giving notice to the Company prior to the date equity awards are to be granted, as the case may be.

Subject to approval by the Company’s stockholders on or prior to the Effective Date, this Policy is effective as of the Effective Date. Unless otherwise required by applicable law, following the approval, this Policy will not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated by the following paragraph.

This Policy may be amended, suspended, or terminated at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that no amendment, suspension, or termination of this Policy will materially impair the rights of an Eligible Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Eligible Director and the Company.

Unless defined in this Policy, each capitalized term will have the meaning given to the term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if that plan is no longer in place, the meaning given the term or any similar term in the equity plan then in place (in either case, the “Plan”). All Awards granted under this Policy will be automatic and nondiscretionary, and no person will have any discretion to select which members of the Board will be granted Awards under this Policy or to determine the number of shares of Company common stock to be covered by the Awards.

Annual Service Retainer

Each Eligible Director shall receive an automatic grant of an annual service retainer in the form of an RSU Award under the Plan covering a number of shares that results in the RSU Award having a Value (as defined below) of such Service Retainer(s), rounded down to the nearest whole share on the date of each annual stockholder meeting of the Company held after the Effective Date (each a “Service Retainer”). Each Service Retainer will vest in equal quarterly installments over a one-year period following the date of grant, subject to the Eligible Director’s continuous service in such role through each such vesting date.

1.	Annual Service Retainer for Board Membership:

a.	All Eligible Directors: $35,000

b.	Non-Executive Chair of the Board (in addition to Eligible Director Service Retainer): $35,000

c.	Lead Independent Director (in addition to Eligible Director Service Retainer): $15,000

2.	Annual Service Retainer for Committee Chairs:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $15,000

c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Annual Service Retainer Committee Member (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,000

c.	Member of the Nominating and Corporate Governance Committee: $4,000

There are no per-meeting attendance fees for attending meetings of the Board or a committee of the Board.

Expenses

The Company will reimburse Eligible Directors in cash for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director must timely submit to the Company appropriate documentation substantiating the expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Annual Equity Grant

The equity compensation set forth below will be granted under the Plan, subject to the approval of the Plan by the Company’s stockholders.

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of the Eligible Director’s initial election or appointment to the Board (or, if that date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee, be granted an RSU Award covering a number of shares that results in the RSU Award having a Value of $360,000, rounded down to the nearest whole share (the “Initial Grant”), plus an RSU Award covering a number of shares that results in the RSU Award having a Value of $35,000 (the “Initial Service Retainer”). If an individual was a member of the Board and also an employee or consultant, becoming an Eligible Director due to termination of employment or service as a consultant will not entitle the Eligible Director to receive an Initial Grant. The RSUs subject to each Initial Grant and Initial Service Retainer will vest over a three-year period, with 1/12th of the RSUs subject to the Initial Grant vesting in equal quarterly installments following the date of grant, such that the Initial Grant is fully vested on the third anniversary of the date of grant, in each case subject to the Eligible Director’s Continuous Service through each such vesting date.

2. Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following the stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at the meeting) will automatically, and without further action by the Board or the Compensation Committee, be granted an RSU Award covering a number of shares that results in the RSU Award having a Value of $180,000, rounded down to the nearest whole share ( an “Annual Grant”). Each Annual Grant will vest over a one-year period, with 1/4th of the Annual Grant vesting in equal quarterly installments following the date of grant, provided that the last quarter of the Annual Grant shall be fully vested on the earlier of the first anniversary of the date of grant and the date of Company’s next annual stockholder meeting, in each case, subject to the Eligible Director’s Continuous Service through each such vesting date. Notwithstanding anything herein to the contrary, any Eligible Director who, following the Effective Date, is elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting shall not receive an Annual Grant upon the Company’s first annual stockholder meeting following the Eligible Director’s first joining the Board, and shall instead receive their first Annual Grant on the date of the second annual stockholder meeting following the Eligible Director’s first joining the Board.

For purposes of this Policy, “Value” means the grant date fair value (determined in accordance with U.S. generally accepted accounting principles), or any other methodology the Board may determine prior to the grant of the Service Retainer, Initial Grant or Annual Grant becoming effective.

Deferral of RSU Awards

The Compensation Committee may, in its discretion and in accordance with any non-qualified deferred compensation plan or arrangement that may be established by the Compensation Committee, allow Eligible Directors to elect to defer the delivery of shares in settlement of any Service Retainer, Initial Service Retainer, Initial Grant and/or Annual Grant that is granted pursuant to this Policy and that would otherwise be delivered to such Eligible Director on or following the date such awards vest pursuant to the terms set forth in this Policy.

Change in Control

With respect to Awards granted to an Eligible Director while that individual was an Eligible Director, in the event of a Change in Control, the Eligible Director will fully vest in and have the right to exercise the Eligible Director’s outstanding Awards and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the Board between the Eligible Director and the Company or any of its Affiliates, as applicable.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in the Plan.

Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Eligible Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Eligible Director (or any other person) as a result of Section 409A.